Ken Miller Joins Zebra Technologies Board of Directors

LINCOLNSHIRE, Ill. – May 15, 2024 – Zebra Technologies Corporation (NASDAQ: ZBRA), a leading digital solution provider enabling businesses to intelligently connect data, assets, and people, today announced that its shareholders have elected Ken Miller to the company’s Board of Directors, effective May 9, 2024. Miller will join the Board’s Audit Committee.

In February 2016, Miller became the Executive Vice President and Chief Financial Officer of Juniper Networks, a leader in secure, AI-Native networking. He has been instrumental in leading Juniper through a successful transformation focused on returning the company to sustainable growth and driving software monetization. Miller is a member of Juniper’s Executive Committee, addressing Enterprise Risk Management and Cyber Security Risk.

“We welcome Ken Miller to the Zebra Board of Directors and look forward to working with him to drive long-term value for our shareholders,” said Anders Gustafsson, Chair, Zebra Technologies. “His more than 25 years of experience in the technology industry, demonstrated success in strategic planning and business transformation, and track record of creating sustainable growth and building strong teams will be valuable additions to our Board.”

Miller joined Juniper Networks in 1999 and has held a variety of roles at the company. Prior to his current role, he served as Juniper Networks’ Senior Vice President of Finance, responsible for financial planning and partnering functions along with its tax, treasury, and global business services organizations.

“I am honored to join the Zebra Board of Directors,” said Miller. “Zebra’s commitment to driving long-term growth and continuing to build a strong culture are aligned with my areas of expertise and professional focus. I look forward to contributing to the company’s continued success.”

During his tenure at Juniper, Miller has led the integration of several acquisitions which have helped to further solidify the company’s position as a network technology leader and introduce AI advancements in their product lines. He has also led the supply chain operations and real estate teams through the pandemic, including successfully navigating unprecedented supply chain and logistics challenges.

Miller is also passionate about and committed to creating a great workplace culture, evidenced by industry leading employee engagement scores and employer awards from Fortune, LinkedIn, Great Places to Work and more. He has earned a bachelor’s degree in accounting from Santa Clara University and is a California CPA (inactive).

Miller fills the vacancy created by the departure of Richard Keyser who is leaving the Board after 15 years of service. “We are grateful for Richard’s wisdom, guidance and many contributions to the Zebra Board during his successful tenure,” continued Gustafsson.

ABOUT ZEBRA TECHNOLOGIES
Zebra (NASDAQ: ZBRA) helps organizations monitor, anticipate, and accelerate workflows by empowering their frontline and ensuring that everyone and everything is visible, connected and fully optimized. Our award-winning portfolio spans software to innovations in robotics, machine vision, automation and digital decisioning, all backed by a +50-year legacy in scanning, track-and-trace and mobile computing solutions. With an ecosystem of 10,000 partners across more than 100 countries, Zebra’s customers include over 80% of the Fortune 500. Newsweek recently recognized Zebra as one of America’s Most Loved Workplaces and Greatest Workplaces for Diversity, and we are on Fast Company’s list of the Best Workplaces for Innovators. Learn more at www.zebra.com or sign up for news alerts. Follow Zebra’s Your Edge blog, LinkedIn, Twitter and Facebook, and check out our Story Hub: Zebra Perspectives.

Investor Contact:
Michael Steele, CFA, IRC Zebra Technologies  +1-847-518-6432  investorrelations@zebra.com

Media Contact:
Therese Van Ryne  Zebra Technologies  +1-847-370-2317  Therese.vanryne@zebra.com

Industry Analyst Contact:
Kasia Fahmy  Zebra Technologies  +1-224-306-8654 k.fahmy@zebra.com

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